Exhibit 5

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

January 20, 2005

Vail Banks, Inc.
0015 Benchmark Road
Suite 300
Avon, Colorado 81620

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Vail Banks, Inc., a Colorado corporation (the “Company”), in the preparation of the Form S-8 Registration Statement relating to an additional 250,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”) that have been authorized for possible awards and issuance pursuant to the Company’s Stock Incentive Plan, as amended (the “Plan”).

In such capacity, we have examined the originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments related to the authorization and issuance of the Common Stock as we deemed relevant or necessary for the opinion expressed herein. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

Based on and subject to the foregoing, it is our opinion that the Plan, and the additional 250,000 shares of Common Stock that may be awarded and issued pursuant to and in accordance with the provisions thereof, have been duly authorized by appropriate corporate actions and approved by the Board of Directors and shareholders of the Company, and that the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

KILPATRICK STOCKTON LLP

By: /s/ W. Randy Eaddy
           W. Randy Eaddy, a Partner